EXHIBIT 99.1

Worthington Reports First Quarter Fiscal 2020 Results

COLUMBUS, Ohio, Sept. 25, 2019 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $855.9 million and a net loss of $4.8 million, or $(0.09) per share, for its fiscal 2020 first quarter ended August 31, 2019.  Results for the current quarter were negatively impacted by pre-tax impairment and restructuring charges of $45.3 million, of which $4.2 million was recorded in equity income.  The after-tax impact of these items reduced earnings per share by $0.65.  Results for the current quarter were also negatively impacted by a $4.0 million charge related to the early extinguishment of debt and estimated inventory holding losses in Steel Processing of $8.4 million, which reduced earnings per share by an additional $0.06 and $0.11, respectively.  The impact of these items was partially offset by a pre-tax benefit of $12.8 million, or $0.17 per share, related to the early termination of a customer take-or-pay contract in Pressure Cylinders, which accelerated the recognition of the related future earnings into the current quarter.  In the first quarter of fiscal 2019, the Company reported net sales of $988.1 million and net earnings of $54.9 million, or $0.91 per share.  Net earnings in the first quarter of fiscal 2019 were negatively impacted by pre-tax impairment and restructuring charges totaling $1.4 million, which reduced earnings per share by $0.01.  Inventory holding gains in the prior year quarter were estimated to be $14.0 million, which increased earnings by $0.17 per share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	1Q 2020	4Q 2019	1Q 2019
Net sales	$855.9	$938.8	$988.1
Operating income (loss)	(14.6)	32.0	50.9
Equity income	24.8	25.1	30.0
Net earnings (loss)	(4.8)	37.7	54.9
Earnings (loss) per share	$(0.09)	$0.66	$0.91

"Despite softness in several of our end markets and a lot of noise in the numbers, the overall health of the Company is good," said John McConnell, Chairman and CEO. “We delivered strong results in Pressure Cylinders, led by increasing demand in the oil and gas business and continued solid performance in consumer products.  Steel Processing continues to deal with steel price declines and market softness in automotive and agricultural demand, but our Steel team is managing that business well with a focus on long-term growth.”

Consolidated Quarterly Results

Net sales for the first quarter of fiscal 2020 were $855.9 million, down 13% from the comparable quarter in the prior year, when net sales were $988.1 million. The decrease was primarily driven by lower direct volume and lower average direct selling prices in Steel Processing due to a decline in the market price of steel.

Gross margin decreased $25.7 million from the prior year quarter to $117.3 million.  The decrease was driven primarily by compressed direct spreads in Steel Processing, which were negatively impacted by inventory holding losses in the current quarter versus prior year holding gains, combined with lower direct volumes.

Operating loss for the current quarter was $14.6 million, a decrease of $65.5 million from the prior year quarter.  The lower gross margin combined with pre-tax restructuring and impairment charges of $41.1 million, of which $40.6 million related to Engineered Cabs, drove the loss for the quarter.

Interest expense was $9.5 million for the current quarter, compared to $9.7 million in the prior year quarter.  The decrease was due primarily to lower average debt levels.

Equity income from unconsolidated joint ventures decreased $5.2 million from the prior year quarter to $24.8 million.  The decrease was primarily due to a $4.2 million impairment charge to write down the Company’s 10% investment in Zhejiang Nisshin Worthington Precision Specialty Steel to its estimated fair value.  Equity income in the current quarter was also negatively impacted by a lower contribution from Serviacero, which was partially offset by an increase at WAVE.  The Company received cash distributions of $29.8 million from its unconsolidated joint ventures during the quarter.

An income tax benefit of $0.2 million was recorded in the current quarter, resulting primarily from the impairment charges related to Engineered Cabs.  Excluding the impact of the Engineered Cabs impairment charges, current quarter income tax expense was $7.2 million compared to $14.5 million in the prior year quarter.  The decrease was primarily due to lower earnings.  Tax expense in the current quarter reflects an estimated annual effective rate of 25.1% compared to 23.2% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $699.2 million, down $50.1 million from May 31, 2019 due to the early extinguishment of the Company’s $150.0 million 6.50% 2020 notes, which was partially offset by the issuance of €91.7 million of new long-term euro denominated debt at an average interest rate of 1.76%.  The Company had $45.6 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales totaled $523.4 million, down 21%, or $137.1 million, from the comparable prior year quarter driven by lower direct volume and lower average direct selling prices.  Operating income of $6.2 million was $33.5 million less than the prior year quarter on the combined impact of a compressed pricing spread driven by current quarter inventory holding losses versus prior year holding gains and lower direct volumes. The mix of direct versus toll tons processed was 54% to 46% in the current quarter, compared to 58% to 42% in the prior year quarter.

Pressure Cylinders’ net sales totaled $304.4 million, up 1%, or $4.0 million, over the comparable prior year quarter.  The current quarter benefited due to the impact of an early termination of a customer take-or-pay contract within the industrial products business, which accelerated future planned sales into the current period, partially offset by the impact of divestitures.  Operating income of $29.6 million was $14.9 million higher than the prior year quarter.  The increase was primarily the result of the early contract termination, which added $12.8 million to operating income, combined with improved results in the oil and gas equipment business.

Engineered Cabs’ net sales totaled $28.1 million, up $0.8 million, or 3%, over the prior year quarter on higher volume.  The operating loss of $45.1 million was $40.8 million higher than the prior year quarter driven by impairment charges of $40.6 million.  The Company has commenced a review of its strategic alternatives related to the Engineered Cabs business.

Recent Business Developments

  On July 26, 2019, the Company completed the sale of Worthington Aritas Basınçlı Kaplar Sanayi A.S., its Turkish manufacturer of cryogenic pressure vessels.  The Company received cash proceeds, net of transaction costs, of $8.3 million.
  On August 23, 2019, the Company issued €91.7 million of Private Placement notes with an average maturity of 12.4 years and average interest rate of 1.76%.  The company used the proceeds and cash to redeem in full the Company’s $150.0 million 6.50% 2020 notes.
  During the first quarter of fiscal 2020, the Company repurchased a total of 750,000 common shares for $29.6 million at an average price of $39.45.

Outlook

"We made significant progress in the quarter, continuing to address underperforming and non-core businesses, positioning us well for the remainder of the fiscal year," said John McConnell, Chairman and CEO.  “While steel price declines remain a headwind for Steel Processing, overall, our businesses are executing well and taking advantage of market opportunities.”

Conference Call

Worthington will review fiscal 2020 first quarter results during its quarterly conference call on September 25, 2019, at 2:00 p.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2019 fiscal year sales of $3.8 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 75 facilities in 10 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the successful sale of the WAVE international business; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(In thousands, except per share amounts)

	Three Months Ended August 31,
	2019	2018
Net sales	$855,859	$988,107
Cost of goods sold	738,568	845,110
Gross margin	117,291	142,997
Selling, general and administrative expense	90,823	90,641
Impairment of long-lived assets	40,601	2,381
Restructuring and other expense (income), net	455	(936)
Operating income (loss)	(14,588)	50,911
Other income (expense):
Miscellaneous income, net	695	265
Interest expense	(9,480)	(9,728)
Loss on extinguishment of debt	(4,034)	-
Equity in net income of unconsolidated affiliates	24,767	30,008
Earnings (loss) before income taxes	(2,640)	71,456
Income tax expense (benefit)	(185)	14,498
Net earnings (loss)	(2,455)	56,958
Net earnings attributable to noncontrolling interests	2,321	2,016
Net earnings (loss) attributable to controlling interest	$(4,776)	$54,942

Basic
Average common shares outstanding	55,241	58,731
Earnings (loss) per share attributable to controlling interest	$(0.09)	$0.94

Diluted
Average common shares outstanding	55,241	60,621
Earnings (loss) per share attributable to controlling interest	$(0.09)	$0.91

Common shares outstanding at end of period	54,871	58,389

Cash dividends declared per share	$0.24	$0.23

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$45,583	$92,363
Receivables, less allowances of $1,311 and $1,150 at August 31, 2019
and May 31, 2019, respectively	472,441	501,944
Inventories:
Raw materials	231,418	268,607
Work in process	85,916	113,848
Finished products	104,829	101,825
Total inventories	422,163	484,280
Income taxes receivable	8,198	10,894
Assets held for sale	14,591	6,924
Prepaid expenses and other current assets	67,116	69,508
Total current assets	1,030,092	1,165,913
Investments in unconsolidated affiliates	212,982	214,930
Operating lease assets	35,977	-
Goodwill	331,144	334,607
Other intangible assets, net of accumulated amortization of $89,607 and
$87,759 at August 31, 2019 and May 31, 2019, respectively	190,952	196,059
Other assets	29,762	20,623
Property, plant and equipment:
Land	23,003	23,996
Buildings and improvements	298,219	310,112
Machinery and equipment	1,014,975	1,049,068
Construction in progress	54,488	49,423
Total property, plant and equipment	1,390,685	1,432,599
Less: accumulated depreciation	838,962	853,935
Total property, plant and equipment, net	551,723	578,664
Total assets	$2,382,632	$2,510,796

Liabilities and equity
Current liabilities:
Accounts payable	$351,363	$393,517
Accrued compensation, contributions to employee benefit plans and
related taxes	52,577	78,155
Dividends payable	14,881	14,431
Other accrued items	52,340	59,810
Current operating lease liabilities	10,745	-
Income taxes payable	151	1,164
Current maturities of long-term debt	617	150,943
Total current liabilities	482,674	698,020
Other liabilities	71,171	69,976
Distributions in excess of investment in unconsolidated affiliate	123,401	121,948
Long-term debt	698,612	598,356
Noncurrent operating lease liabilities	29,124	-
Deferred income taxes, net	70,209	74,102
Total liabilities	1,475,191	1,562,402
Shareholders' equity - controlling interest	787,973	831,246
Noncontrolling interests	119,468	117,148
Total equity	907,441	948,394
Total liabilities and equity	$2,382,632	$2,510,796

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended August 31,
	2019	2018
Operating activities:
Net earnings (loss)	$(2,455)	$56,958
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	24,177	24,493
Impairment of long-lived assets	40,601	2,381
Provision for (benefit from) deferred income taxes	(1,946)	18,934
Bad debt expense	168	221
Equity in net income of unconsolidated affiliates, net of distributions	5,082	(10,019)
Net loss on sale of assets	618	2,715
Stock-based compensation	3,995	3,156
Loss on extinguishment of debt	4,034	-
Changes in assets and liabilities:
Receivables	14,981	13,409
Inventories	44,282	(43,337)
Accounts payable	(37,234)	2,814
Accrued compensation and employee benefits	(23,215)	(30,934)
Other operating items, net	(8,719)	(10,346)
Net cash provided by operating activities	64,369	30,445

Investing activities:
Investment in property, plant and equipment	(22,174)	(19,434)
Proceeds from sale of assets	9,176	20,277
Net cash provided (used) by investing activities	(12,998)	843

Financing activities:
Proceeds from long-term debt, net of issuance costs	101,598	-
Principal payments on long-term obligations and debt redemption costs	(153,977)	(430)
Payments for issuance of common shares, net of tax withholdings	(3,213)	(4,091)
Payments to noncontrolling interests	-	(2,320)
Repurchase of common shares	(29,599)	(36,852)
Dividends paid	(12,960)	(12,719)
Net cash used by financing activities	(98,151)	(56,412)

Decrease in cash and cash equivalents	(46,780)	(25,124)
Cash and cash equivalents at beginning of period	92,363	121,967
Cash and cash equivalents at end of period	$45,583	$96,843

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended August 31,
	2019	2018
Volume:
Steel Processing (tons)	891,387	983,090
Pressure Cylinders (units)	20,183,688	21,799,098

Net sales:
Steel Processing	$523,375	$660,487
Pressure Cylinders	304,396	300,353
Engineered Cabs	28,066	27,252
Other	22	15
Total net sales	$855,859	$988,107

Material cost:
Steel Processing	$396,442	$478,087
Pressure Cylinders	126,870	138,744
Engineered Cabs	13,086	12,311

Selling, general and administrative expense:
Steel Processing	$35,516	$40,037
Pressure Cylinders	46,466	46,773
Engineered Cabs	4,247	4,462
Other	4,594	(631)
Total selling, general and administrative expense	$90,823	$90,641

Operating income (loss):
Steel Processing	$6,168	$39,660
Pressure Cylinders	29,623	14,733
Engineered Cabs	(45,128)	(4,311)
Other	(5,251)	829
Total operating income (loss)	$(14,588)	$50,911

Equity income (loss) by unconsolidated affiliate:
WAVE	$23,917	$22,008
ClarkDietrich	4,090	3,474
Serviacero Worthington	754	3,617
ArtiFlex	206	751
Other	(4,200)	158
Total equity income	$24,767	$30,008

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended August 31,
	2019	2018
Volume (units):
Consumer products	16,898,390	17,728,978
Industrial products	3,284,455	4,069,496
Oil & gas equipment	843	624
Total Pressure Cylinders	20,183,688	21,799,098

Net sales:
Consumer products	$119,480	$116,823
Industrial products	152,618	152,847
Oil & gas equipment	32,298	30,683
Total Pressure Cylinders	$304,396	$300,353

The following provides detail of impairment of long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended August 31,
	2019	2018
Impairment of long-lived assets:
Steel Processing	$-	$-
Pressure Cylinders	-	2,381
Engineered Cabs	40,601	-
Other	-	-
Total impairment of long-lived assets	$40,601	$2,381

Restructuring and other expense (income), net:
Steel Processing	$(26)	$(9)
Pressure Cylinders	-	(927)
Engineered Cabs	-	-
Other	481	-
Total restructuring and other expense (income), net	$455	$(936)

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com